Exhibit 99.1

CABOT MICROELECTRONICS REPORTS RESULTS
FOR SECOND QUARTER OF FISCAL 2007; CONTINUED INDUSTRY SOFTNESS ADVERSELY AFFECTS FINANCIAL RESULTS

AURORA, IL, April 26, 2007 - Cabot Microelectronics Corporation (Nasdaq: CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its second quarter of fiscal 2007, which ended March 31.

Total revenue for the second fiscal quarter was $77.0 million, approximately 5.9 percent lower than the prior quarter’s revenue of $81.8 million. The sequential revenue decrease primarily reflects continued softening in industry demand as a number of the company’s key customers reduced production to correct excess inventories of semiconductor devices. This industry softness has adversely affected the company’s revenue for approximately the last six months. Revenue decreased sequentially in each of the company’s business areas, except for slurries for data storage polishing applications. Revenue this quarter was 14.2 percent higher than the $67.4 million in revenue the company reported in the same quarter last year. The year ago quarter was adversely affected by the company’s transition to selling directly to customers in Taiwan, rather than through a distributor, and also did not include the recently acquired QED business.

The average selling price for the company’s slurry products sold in the second quarter increased by 0.6 percent compared to the prior quarter, due primarily to a higher-priced product mix. The average selling price was 4.9 percent higher than in the same quarter last year mainly as a result of a higher-priced product mix and higher selling prices.

Gross profit for the March quarter was $33.8 million, compared with $39.3 million reported in the prior quarter and $31.5 million in the same quarter a year ago. As a percentage of revenue, gross profit was 43.9 percent this quarter, lower than both the 48.1 percent in the prior quarter and 46.8 percent in the same quarter last year. Year to date, gross profit represents 46.0 percent of revenue, which is consistent with the company’s guidance range of 46 to 48 percent for the full fiscal year. The sequential decline in gross profit percentage this quarter was primarily due to lower manufacturing capacity utilization on the lower level of sales, lower yields in the company’s manufacturing operations and higher fixed manufacturing costs. These adverse affects were partially offset by a higher-valued product mix.

Operating expenses, consisting of research, development and technical, selling and marketing, and general and administrative expenses, were $28.9 million in the second quarter, which is within the company’s guidance range of $27 million to $30 million per quarter. This was $1.7 million higher than the $27.1 million reported last quarter, primarily due to higher professional fees, including costs to enforce the company’s intellectual property portfolio, higher costs for clean room materials in the company’s research and development activities, and increased compensation related expense typical of the company’s second fiscal quarter. Operating expenses this quarter were $4.2 million higher than in the same quarter last year, a quarter that did not include the QED business.

Net income for the quarter was $4.5 million, down from $9.1 million last quarter. Net income in the same quarter last year was $5.4 million.

Diluted earnings per share were $0.19 this quarter, down from both the $0.38 in the previous quarter and $0.22 in the second quarter of fiscal 2006.

William Noglows, Chairman and CEO of Cabot Microelectronics, stated, “Due to the continued weakness that we see in the semiconductor industry, our financial results for the second fiscal quarter were not as strong as we would have liked. We believe these results were primarily a reflection of industry conditions, rather than company-specific issues, and we remain optimistic that an improvement in industry conditions could allow for a stronger second half of the year. Our solid cash flow and strong balance sheet allow us to stay the course in this weak industry environment, as we continue to invest in our core CMP consumables business, as well as our Engineered Surface Finishes growth initiative, to capture future business opportunities. We continue to make inroads with our pads business, where customer interest in our products is growing and our new pad manufacturing capacity is now on line. Finally, on March 27, 2007, we were delighted to be recognized by Intel honoring us with its prestigious Preferred Quality Supplier award for 2006. We feel that this achievement was the result of the hard work and dedication of many people across our organization, as we continued to execute on our three strategic initiatives - technology leadership, operations excellence, and connecting with customers.”

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time. The live conference call will be available via webcast from the company’s website, www.cabotcmp.com, or by phone at (866) 800-8649. Callers outside the U.S. can dial (617) 614-2703. The conference code for the call is 95536568. A replay will be available through May 24, 2007 via webcast at www.cabotcmp.com. A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP slurries used in semiconductor and data storage manufacturing. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers. Since becoming an independent public company in 2000, the company has grown to approximately 750 employees who work at research and development labs, sales and business offices, manufacturing facilities and customer service centers in China, France, Germany, Japan, Singapore, South Korea, Taiwan, the United Kingdom and the United States. The company's vision is to become the world leader in shaping, enabling and enhancing the performance of surfaces, so the company is leveraging its expertise in CMP slurry formulation, materials and polishing techniques developed for the semiconductor industry and applying it to demanding surface modification applications in other industries where shaping, enabling and enhancing the performance of surfaces is critical to success. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 375-5412.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; company and industry growth or trends; growth of the markets in which the company participates; international events; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; and the construction of new or refurbishment of existing facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see "Risk Factors" in the company’s quarterly report on Form 10-Q for the quarter ended December 31, 2006 and in the company’s annual report on Form 10-K for the fiscal year ended September 30, 2006, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Six Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006	March 31, 2007	March 31, 2006

Revenue	$76,987	$81,816	$67,389	$158,803	$148,877

Cost of goods sold	43,188	42,501	35,855	85,689	78,906

Gross profit	33,799	39,315	31,534	73,114	69,971

Operating expenses:

Research, development & technical	13,481	12,247	11,321	25,728	22,980

Selling & marketing	5,847	5,476	5,075	11,323	10,101

General & administrative	9,537	9,425	8,244	18,962	16,658

Total operating expenses	28,865	27,148	24,640	56,013	49,739

Operating income	4,934	12,167	6,894	17,101	20,232

Other income, net	1,260	1,174	1,090	2,434	1,806

Income before income taxes	6,194	13,341	7,984	19,535	22,038

Provision for income taxes	1,703	4,216	2,547	5,919	7,030

Net income	$4,491	$9,125	$5,437	$13,616	$15,008

Basic earnings per share	$0.19	$0.38	$0.22	$0.57	$0.62

Weighted average basic shares outstanding	23,708	23,839	24,233	23,774	24,299

Diluted earnings per share	$0.19	$0.38	$0.22	$0.57	$0.62

Weighted average diluted shares outstanding	23,718	23,841	24,233	23,777	24,299

Certain reclassifications of prior fiscal quarter amounts have been made to conform with the current period presentation.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	March 31, 2007	September 30, 2006
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$163,568	$165,930
Accounts receivable, net	47,563	48,028
Inventories, net	42,102	40,326
Other current assets	11,855	7,221
Total current assets	265,088	261,505

Property, plant and equipment, net	123,839	130,176
Other long-term assets	24,573	20,452
Total assets	$413,500	$412,133

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$9,330	$15,104
Capital lease obligations	1,297	1,254
Accrued expenses, income taxes payable and other current liabilities	18,710	22,475
Total current liabilities	29,337	38,833

Capital lease obligations	3,885	4,420
Other long-term liabilities	1,263	1,109
Total liabilities	34,485	44,362

Stockholders' equity	379,015	367,771
Total liabilities and stockholders' equity	$413,500	$412,133